Exhibit (k)(1)

ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT

THIS ADMINISTRATION, FUND ACCOUNTING AND RECORDKEEPING AGREEMENT (the “Agreement”) is made as of ____________________, 2021, by and between UMB Fund Services, Inc., a Wisconsin corporation (the “Administrator”) and each of the Funds set forth on Appendix A hereto (each such Fund shall hereinafter referred to as a “Fund” and collectively the “Funds”). Although the Administrator and each Fund have executed this Agreement in the form of a master agreement for administrative convenience, this Agreement shall create a separate Agreement for each Fund as though the Administrator had executed a separate Agreement with each Fund. The rights and obligations of each Fund under this Agreement are several. No rights, responsibilities or liabilities of a Fund shall be attributed to any other Fund.

WHEREAS, the Fund is registered as a closed-end, non-diversified management investment company under the Investment Company Act of 1940, as amended (as defined below); and

WHEREAS, the Fund and Administrator desire to enter into an agreement pursuant to which Administrator shall provide Services to the Fund.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.            Definitions In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Authorized Person” shall mean any individual who is authorized to provide Administrator with Instructions and requests on behalf of the Fund, whose name shall be certified to Administrator from time to time pursuant to Section 3(a) of this Agreement. Each Authorized Person has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Instructions” shall mean an oral communication from an Authorized Person or a written communication signed by an Authorized Person and sent to Administrator by certified mail, overnight courier or email. Instructions shall include manually executed originals, telefacsimile transmissions of manually executed originals or electronic communications.

“Interests” shall mean interests in, units of, or such other measurement of ownership of the Fund representing interests in a separate portfolio of securities and other assets.

“Investment Adviser” shall mean the investment adviser or investment advisers to the Fund and includes all sub-advisers or persons performing similar services.

“Investor” shall mean a record owner of Interests.

“Manager” shall mean the Fund’s managing member or general partner.

“Offering Documents” or “Operating Agreement” shall mean each Fund’s limited liability company agreement, limited partnership agreement, by-laws or memorandum and articles of association, and any successor thereto, and any other documents required to be provided to Investors or potential Investors.

“Services” shall mean the administration, fund accounting and recordkeeping services described on Schedule A hereto and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to Schedule A.

2.            Appointment and Services

(a)        Subject to the terms and conditions of this Agreement, the Fund hereby appoints Administrator as administrator, fund accountant and recordkeeper of the Fund and hereby authorizes Administrator to provide Services during the term of this Agreement. Subject to the direction and control of the Fund’s Manager and its current and its Authorized Persons, Administrator will provide the Services in accordance with the terms of this Agreement. Notwithstanding anything herein to the contrary, Administrator shall not be required to provide any Services or information that it believes, in its reasonable discretion, to represent dishonest, unethical or illegal activity. In no event shall Administrator provide any investment advice or recommendations to any party in connection with its Services hereunder.

(b)       Administrator may from time to time, in its reasonable discretion, with the prior consent of the Fund (which may be an oral communication or a written communication provided by certified mail, overnight courier or email) which shall not unreasonably be withheld, appoint one or more other parties to carry out some or all of its duties under this Agreement, provided that Administrator shall diligently monitor such other parties’ performance of any delegated duties, shall provide the Fund with such other information as reasonably requested by the Fund about any such appointments, and shall remain responsible to the Fund for all such delegated responsibilities in accordance with the terms and conditions of this Agreement, in the same manner and to the same extent as if Administrator were providing such Services itself. Notwithstanding the foregoing, Administrator may appoint unaffiliated third parties to provide ministerial services related to the Services provided hereunder without the Fund’s consent.

(c)        Administrator’s duties shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Administrator hereunder. The Services do not include correcting, verifying or addressing any prior actions or inactions of the Fund, the Manager, or by any other current or prior service provider. To the extent that Administrator agrees to take such actions, those actions shall be deemed part of the Services.

(d)        Administrator shall not be responsible for the payment of any fees or taxes required to be paid by the Fund in connection with the issuance of any Interests in accordance with this Agreement.

(e)        Any Instruction that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice and acceptance by Administrator.

(f)         Nothing in this Agreement shall be deemed to appoint Administrator and its officers, directors and employees as the Fund’s attorney, form an attorney-client relationship or require the provision of legal advice. The Fund acknowledges that Administrator’s in-house attorneys exclusively represent Administrator and rely on the Fund’s legal counsel to review all services provided by Administrator’s in-house attorneys and to provide independent judgment on the Fund’s behalf. Because no attorney-client relationship exists between Administrator’s in-house attorneys and the Fund, any information provided to the Administrator’s in-house attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances, notwithstanding the provisions of Section 5. Administrator represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

(g)        The Administrator shall keep those records specified in Schedule C hereto in the form and manner, and for such period, as it may deem advisable but not inconsistent with the rules and regulations of appropriate government authorities, in particular Rules 31a-2 and 31a-3 under the 1940 Act. The Administrator shall only destroy records at the direction of the Fund, and any such destruction shall comply with the provisions of Section 248.30(b) of Regulation S-P (17 CFR 248.1-248.30). The Administrator may deliver to the Fund from time to time at the Administrator’s discretion, for safekeeping or disposition by the Fund in accordance with law, such records, papers and documents accumulated in the execution of its duties hereunder, as the Administrator may deem expedient, other than those which the Administrator is itself required to maintain pursuant to applicable laws and regulations. The Fund shall assume all responsibility for any failure thereafter to produce any record, paper, or other document so returned, if and when required. Administrator hereby agrees that all records which it maintains for the Fund pursuant to its duties hereunder are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Manager’s request.

3.            Representations and Deliveries

(a)        The Fund shall deliver or cause the following documents to be delivered to Administrator:

(1)       A true and complete copy of the Operating Agreement and all amendments thereto;

(2)       Copies of the Fund’s Offering Documents, as of the date of this Agreement, together with any subscription documents;

(3)       A certificate containing the names of the initial Authorized Persons in a form acceptable to Administrator. Any officer of the Fund shall be considered an Authorized Person (unless such authority is limited in a writing from the Fund and received by Administrator) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Administrator the names of the Authorized Persons from time to time.

(4)        All Investor account records in a format reasonably acceptable to Administrator and at the Fund’s expense.

(5)        All other documents, records and information reasonably available to the Fund or the Manager that Administrator may reasonably request in order for Administrator to perform the Services hereunder.

(b)              The Fund represents and warrants to Administrator that:

(1)        It is a limited partnership duly organized and existing under the laws of the jurisdiction listed on Appendix A; it is empowered under applicable laws and by its Operating Agreement to enter into and perform this Agreement; and all requisite legal proceedings have been taken to authorize it to enter into and perform this Agreement, including any resolutions necessary to appoint Administrator and authorize the execution of this Agreement on behalf of the Fund.

(2)        The Fund is authorized to offer and sell Interests in the Fund in reliance on exemptions provided in the 1933 Act and state securities laws for transactions not involving any public offering.

(3)        It is conducting its business in compliance in all material respects with any applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its Operating Agreement or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(c)           During the term of this Agreement the Fund shall have the ongoing obligation to provide Administrator with the following documents as soon as they become effective: (i) certified copies of all amendments to its Operating Agreement made after the date of this Agreement; and, (ii) a copy of the Fund’s currently effective Offering Documents. For purposes of this Agreement, Administrator shall not be deemed to have notice of any information contained in any such Offering Document until a reasonable time after it is actually received by Administrator.

(d)           The Manager and Investment Adviser have and retain primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with all applicable provisions of the 1934 Act, the 1940 Act, state securities laws, the Internal Revenue Code of 1986, as amended, the USA PATRIOT Act of 2001 (including checking persons submitting Subscription Agreements against the OFAC list if Administrator is not directed to do so), the Sarbanes-Oxley Act of 2002 and the policies and limitations of the Fund relating to the portfolio investments as set forth in the Offering Documents. Administrator’s Services hereunder shall not relieve the Manager and the Investment Adviser of their primary day-to-day responsibility for assuring such compliance. Notwithstanding the foregoing, Administrator will be responsible for its own compliance with such statutes insofar as such statutes are applicable to the Services it has agreed to provide hereunder, and will promptly notify the Fund if it becomes aware of any material non-compliance which relates to the Fund.

(e)           The Fund agrees to take or cause to be taken all requisite steps to comply with any applicable Blue Sky laws in all states in which the Interests shall at the time be offered for sale. If the Fund receives notice of any stop order or other proceeding in any such state affecting the sale of Interests, or of any stop order or other proceeding under the federal securities laws affecting the sale of Interests, the Fund will give prompt notice thereof to Administrator.

(f)            The Fund agrees that it shall advise Administrator in writing as early as practicable to affecting any change to its Offering Documents or Operating Agreement or adopt any policies that the Fund knows, or reasonably should have known, would increase or alter the duties and obligations of Administrator hereunder, and shall not proceed with such change if it has received notice from the Administrator that Administrator cannot perform the proposed changes to its duties and obligations hereunder and/or that additional fees are warranted.

(g)           Fund Instructions

(i)        The Manager of the Fund shall cause the Investment Adviser, prime broker and/or custodian, legal counsel, independent accountants and other service providers and agents, past or present, for the Fund to reasonably cooperate with Administrator and to provide Administrator with such information, documents and communications as reasonably necessary and/or appropriate or as reasonably requested by Administrator, to enable Administrator to perform the Services. In connection with the performance of the Services, Administrator shall (without investigation or verification) be entitled, and is hereby instructed to, rely upon any and all Instructions, communications, information or documents provided to Administrator by an officer or representative of the Manager or the Fund or by any of the aforementioned persons. Administrator shall be entitled to rely on any document that it reasonably believes to be genuine and to have been signed or presented by the proper party. Fees charged by such persons shall be an expense of the Fund or the Manager. Administrator shall not be held to have notice of any change of authority of any Authorized Person, agent, representative or employee of the Manager, the Fund, Investment Adviser or service provider until receipt of written notice thereof from the Fund.

(ii)        The Fund shall provide Administrator with an updated certificate evidencing the appointment, removal or change of authority of any Authorized Person, it being understood Administrator shall not be held to have notice of any change in the authority of any Authorized Person until receipt of written notice thereof from the Fund.

(iii)       Administrator, its officers, agents or employees shall accept Instructions given to them by any person representing or acting on behalf of the Fund only if such representative is an Authorized Person. The Fund agrees that when oral Instructions are given, it shall, upon the request of Administrator, confirm such Instructions in writing.

(iv)       At any time, Administrator may request Instructions from the Fund with respect to any matter arising in connection with this Agreement. If such Instructions are not received within five business days, upon written or electronic notice to the Fund, Administrator may seek advice from legal counsel for the Fund at the expense of the Fund and it shall not be liable for any action taken or not taken by it in good faith in accordance with such instructions or in accordance with such advice of counsel for the Fund.

(h)           Administrator represents and warrants to the Fund that:

(i)        It is a corporation duly organized and existing under the laws of the State of Wisconsin; it is empowered under applicable law and by its Articles of Incorporation and By-laws to enter into and perform this Agreement; and all requisite proceedings have been taken to authorize it to enter into and perform this Agreement.

(ii)        It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule regulation, order or judgment binding on it and no provision of its operating documents or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

(iii)      Administrator will provide office space, facilities, equipment and personnel sufficient to carry out its services hereunder and Administrator shall maintain a disaster recovery and business continuity plan and adequate and reliable computer and other equipment necessary and appropriate to carry out its obligations under this Agreement. Upon the Fund’s reasonable request, Administrator shall provide supplemental information concerning the aspects of its disaster recovery and business continuity plan that are relevant to the Services.

(iv)       Administrator shall exercise reasonable care, act in good faith and continue to comply in all material respects with applicable laws and regulations in the performance of the Services.

4.       Fees and Expenses

(a)       As compensation for the performance of the Services, the Fund agrees to pay Administrator the fees set forth on Schedule B hereto. Fees shall be adjusted in accordance with Schedule B or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid quarterly based on net assets at the beginning of the quarter in an amount equal to at least 1/4th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services, or enhancements to current Services, as mutually agreed upon. Unless otherwise agreed at the time, the Fund agrees to pay Administrator’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement. In addition, to the extent that Administrator corrects, verifies or addresses any prior actions or inactions by the Fund, the Manager, or by any prior service provider, Administrator shall be entitled to additional fees as provided in Schedule B. In the event of any disagreement between this Agreement and Schedule B, the terms of Schedule B shall control.

(b)        For the purpose of determining fees payable to Administrator, net asset value shall be computed in accordance with the Fund’s policies and procedures, including any valuation policies and procedures, Operating Agreement, the Offering Documents and Instructions. Upon any termination of this Agreement before the end of any quarter, the fee for such part of a quarter shall be pro-rated according to the proportion which such period bears to the full quarterly period and shall be payable upon the date of termination of this Agreement. Should this Agreement be terminated or the Fund be liquidated, merged with or acquired by another fund, any accrued fees shall be immediately payable.

(c)        Administrator will bear all expenses incurred by it in connection with its performance of Services, except as otherwise provided herein. Administrator shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of Authorized Persons; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of partnership existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Documents, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Investors; preparation, typesetting, printing, proofing and mailing and other costs of Investor reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Investors and other Fund personnel; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses.

(d)       The Fund agrees to promptly reimburse Administrator for all out-of-pocket expenses or disbursements incurred by Administrator in connection with the performance of Services under this Agreement; provided that the Administrator shall notify the Fund and Manager in writing of any such out-of-pocket expenses before they are incurred. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule B hereto.

(e)       The Fund agrees to pay all amounts due hereunder within ninety (90) days of receipt of each invoice (the “Due Date”). Administrator shall bill Service fees and out-of-pocket expenses quarterly.

(f)        The Fund is aware that its failure to remit to Administrator all amounts due on or before the Due Date will cause Administrator to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that Administrator does not receive any amounts due hereunder by the Due Date, the Fund agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Fund shall pay Administrator’s reasonable attorney’s fees and court costs if any amounts due Administrator are collected by or through an attorney. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Fund’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Administrator of the Fund’s default or prevent Administrator from exercising any other rights and remedies available to it.

(g)       In the event that any charges are disputed, the Fund shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify the Administrator in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the close of the fifth business day after the day on which Administrator provides documentation which an objective observer would agree reasonably supports any disputed charges (the “Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h)       The Fund acknowledges that the fees charged by Administrator under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 6. Modifying the allocation of risk from what is stated herein would affect the fees that Administrator charges. Accordingly, in consideration of those fees, the Fund agrees to the stated allocation of risk.

5.        Confidential Information

The Administrator agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Fund all records relative to the Fund’s Investors, not to use such records and information for any purpose other than performance of the Services, and not to disclose such information except where the Administrator may be exposed to civil or criminal proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or court process, when subject to governmental or regulatory audit or investigation, or when so requested by the Fund In writing, and in each such case (other than upon written request of the Fund) the Administrator shall, unless prohibited by law from doing so, give the Manager 5 business days’ prior written notice before any such disclosure. In case of any requests or demands for inspection of the records of the Fund, the Administrator shall notify the Manager promptly and secure instructions from an Authorized Person as to such inspection, unless prohibited by law from making such notification. Records and information which have become known to the public through no wrongful act of the Administrator or any of its employees, agents or representatives, and information which was already in the possession of the Administrator prior to the date hereof, shall not be subject to this Section.

6.       Limitation of Liability In addition to the limitation of liability contained in Section 3 of this Agreement:

(a)        Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except for a loss resulting from the Administrator’s willful misfeasance, bad faith or gross negligence in the performance of its duties, from a material breach by the Administrator of any representation or warranty made hereunder or from reckless disregard or material breach by it of its obligations and duties under this Agreement. Furthermore, Administrator shall not be liable for: (i) any action taken or omitted to be taken in accordance with or in reasonable reliance upon written or oral instructions, advice, data, documents or information (without investigation or verification) received by Administrator from any Authorized Person or any representatives of the Fund, Manager or Investment Adviser or other Fund service provider; (ii) its reliance on the security valuations without investigation or verification provided by pricing service(s), the Manager or other representatives of the Fund; (iii) any liability arising from the offer or sale of any Interest by the Fund in reliance on exemptions from registration under the 1933 Act and the applicable securities laws of each state and territory in which the Fund intends to offer and sell Interests; or (iv) any action taken or omission by the Fund, the Manager, Investment Adviser or any past or current service provider (not including Administrator).

(b)          Notwithstanding anything herein to the contrary, Administrator will be excused from its obligation to perform any Service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Administrator will, however, (i) take all reasonable steps to minimize service interruptions for any period that such interruption continues beyond its reasonable control and (ii) notify the Manager or Fund promptly upon becoming aware of any such interruptions.

(c)          In no event and under no circumstances shall the Indemnified Parties (as defined below) be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

(d)          Notwithstanding any other provision of this Agreement, Administrator shall have no duty or obligation under this Agreement to inquire into, and shall not be liable for:

(i)         the legality of the issue or sale of any Interests, the sufficiency of the amount to be received therefor, or the authority of the Fund, as the case may be, to request such sale or issuance;

(ii)        the legality of a subscription or tender of any Interests, the propriety of the amount to be paid therefor, or the authority of the Fund, as the case may be, to request such subscription or tender;

(iii)       the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(iv)      the legality of any recapitalization or readjustment of Interests;

(v)       Administrator’s acting upon telephone or electronic instructions relating to the subscription or tender of Interests received by Administrator in accordance with procedures established by Administrator and the Fund; or

(vi)      the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(e)        The obligations of the parties under Section 6 shall indefinitely survive the termination of this Agreement.

7.       Indemnification

(a)           The Fund agrees to indemnify and hold harmless Administrator, its employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Indemnified Parties”) from and against any and all claims, demands, actions and suits, and any and all judgments, liabilities, losses, damages, costs, charges, reasonable counsel fees and other expenses of every nature and character which may be asserted against or incurred by any Indemnified Party or for which any Indemnified Party may be held liable (a “Claim”), arising out of any of the following:

(i)        any action or omission of Administrator hereunder, except to the extent a Claim resulted from Administrator’s willful misfeasance, bad faith, gross negligence in the performance of its duties or material breach by it of its obligations or duties hereunder or material breach by it of any of its representations or warranties hereunder;

(ii)        Administrator’s reliance on, implementation of, or use of Instructions, communications, data, documents or information (without investigation or verification) received by Administrator from an Authorized Person or from an officer or representative of the Fund, the Manager, Investment Adviser or any past or current service provider (not including Administrator) in accordance with procedures or practices established by Administrator and the Fund; provided that Administrator shall consult with Manager before relying on any such Instructions, communications, data, documents or information provided by anybody who is not an Authorized Person;

(iii)       any action taken, or omission by the Fund, the Manager, Investment Adviser or any past or current service provider (not including Administrator or its affiliates);

(iv)      the Fund’s refusal or failure to comply with the terms of this Agreement, or any Claim that arises out of the Fund’s gross negligence or misconduct or breach of any representation or warranty of the Fund made herein;

(v)        the legality of the issue or sale of any Interests, the sufficiency of the amount received therefore, or the authority of the Fund, as the case may be, to have requested such sale or issuance;

(vi)       the legality of the declaration of any dividend by the Fund, or the legality of the issue of any Interests in payment of any dividend;

(vii)     the legality of any recapitalization or readjustment of Interests;

(viii)     Administrator’s acting upon telephone or electronic instructions relating to the subscription or tender of Interests received by Administrator in accordance with procedures established by Administrator and the Fund;

(ix)      the acceptance, processing and/or negotiation of a fraudulent payment for the purchase of Interests unless the result of Administrator’s or its affiliates’ willful misfeasance, bad faith or gross negligence in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. In the absence of a finding to the contrary, the acceptance, processing and/or negotiation of a fraudulent payment for the subscription or tender of Interests shall be presumed not to have been the result of Administrator’s or its affiliates’ willful misfeasance, bad faith or gross negligence; and

(x)        the offer or sale of Interests in violation of any requirement under the securities laws or regulations of any state that such Interests be qualified for sale in such state or in violation of any stop order or determination or ruling by any state with respect to the offer or sale of such Interests in such state.

(b)          In no event shall the Fund or Manager be required to indemnify or hold harmless any Administrator Indemnified Party in connection with any of the above described Claims to the extent the applicable Claim arises out of or in connection with the Administrator’s refusal or failure to comply with the terms of this Agreement or the Administrator’s own gross negligence or misconduct or breach of any representation or warranty made by it herein.

(c)           Administrator agrees to indemnify and hold harmless the Fund, the Manager and their respective employees, agents, officers, directors, shareholders, affiliates and nominees (collectively, “Manager Indemnified Parties” and, together with the Administrator Indemnified Parties, the “Indemnified Parties”) from and against any and all Claims arising out of any of the following:

(i)	the Administrator’s willful misfeasance, bad faith, negligence in the performance of its duties or from reckless disregard by it of its obligations and duties hereunder; or

(ii)	the Administrator’s refusal or failure to comply with the terms of this Agreement, or the Administrator’s breach of any representation or warranty of the Administrator made herein.

(d)       Each party will notify the other promptly after identifying any situation which it believes presents or appears likely to present a Claim for which the other party may be required to indemnify or hold the applicable Indemnified Parties harmless hereunder. In such event, the indemnifying party shall have the option to defend the applicable Indemnified Parties against any Claim, and, in the event that the indemnifying party so elects, such defense shall be conducted by counsel chosen by the indemnifying party and approved by the other party in its reasonable discretion. The applicable Indemnified Parties shall not confess any Claim or make any compromise in any case in which the other party will be asked to provide indemnification, except with such other party’s prior written consent.

(e)       The obligations of the parties under Section 7 shall indefinitely survive the termination of this Agreement.

8.             Term

(a)        This Agreement shall become effective as of the date this Agreement is executed and shall continue in effect until terminated as provided herein. This Agreement shall continue in effect for a one-year (1) period beginning on the date of this Agreement. Thereafter, if not terminated as provided herein, the Agreement shall continue automatically in effect for successive annual periods.

(b)       This Agreement may be terminated by either party without penalty upon not less than sixty (60) days’ written notice to the other party prior to the end of any term (which notice may be waived by the other party entitled to such notice). Furthermore, either party may terminate this Agreement immediately upon (i) the breach by the other party of any material term of this Agreement (if such breach is not cured within thirty (30) days of notice of such breach to the breaching party) or (ii) the commencement of any proceeding or investigation determining any material breach of law by the other party. Notwithstanding anything herein to the contrary, upon the termination of this Agreement or the liquidation of the Fund, the Administrator shall deliver the records of the Fund in the form maintained by the Administrator (to the extent permitted by applicable license agreements) to the Manager or person(s) designated by the Manager at the Fund’s cost and expense, and thereafter the Manager or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations. The Administrator shall be entitled to maintain a copy of such records for the sole purpose of defending itself against any action arising under or as a result of this Agreement or as otherwise required or permitted by law. The Fund shall be responsible for all expenses associated with the movement (or duplication) of records and materials and conversion thereof to a successor fund accounting and administrative services agent, including all reasonable trailing expenses incurred by the Administrator. In addition, in the event of termination of this Agreement, or the proposed liquidation or merger of the Fund and the Administrator’s agreement to provide additional services in connection therewith, the Administrator shall provide such services and be entitled to such compensation as the parties may mutually agree. Administrator shall not reduce the level of service provided to the Fund prior to termination following notice of termination by the Fund.

9.        Miscellaneous

(a)        Any notice required or permitted to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Administrator:	UMB Fund Services, Inc.
235 West Galena Street
Milwaukee, WI 53212
Attention: General Counsel

If to the Fund:	[FUND NAME]
53 State Street, Suite 1303, 13th Floor
Boston, MA 02109
Attention: Mark Bonner, Director
Email: Mark.Bonner@nb.com

copy to:	Neuberger Berman Investment Advisers
1290 Avenue of the Americas
Attention: Legal Department
New York, NY 10104
Email: Corey.Issing@nb.com

(b)        Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by a written agreement executed by both parties with the formality of this Agreement.

(c)        This Agreement shall be governed by Wisconsin law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Wisconsin, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which is determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d)        This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e)        The services of Administrator hereunder are not deemed exclusive. Administrator may render administration, fund accounting and recordkeeping services and any other services to others, including hedge funds.

(f)        The captions in the Agreement are included for convenience of reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(g)       This Agreement is executed by the Fund and the obligations hereunder are not binding upon officers or Investors, individually.

(h)       This Agreement and the Schedules incorporated herein constitute the full and complete understanding and agreement of Administrator and the Fund and supersedes all prior negotiations, understandings and agreements with respect to fund accounting, administration and recordkeeping functions.

(i)         Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into among the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of any other party hereunder.

(j)        Administrator shall retain all right, title and interest in any and all computer programs, screen formats, report formats, procedures, data bases, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, trade secrets, trademarks and other related legal rights provided, developed or utilized by Administrator in connection with the Services provided by Administrator to the Fund hereunder.

(k)        This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns. This Agreement shall not be assignable by either party without the written consent of the other party, provided, however, that Administrator may, in its sole discretion and upon advance written notice to the Fund, assign all its right, title and interest in this Agreement to an affiliate, parent or subsidiary, or to the purchaser of substantially all of its business.

(l)         Mark Bonner, Jr. represents and warrants that he is duly authorized to execute this Agreement on behalf of the Fund.

(m)       The Fund hereby grants to Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of its obligations under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day, month and year first above written.

NB ALTERNATIVES ADVISERS LLC on behalf of each Fund

By:

Title:

UMB FUND SERVICES, INC.
(“Administrator”)

By:

Title:

Schedule A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

the Funds on Appendix A

and

UMB Fund Services, Inc.

Services

MASTER FUND

(a)       Establish, periodically review and update the Fund’s accounting systems and internal controls;

(b)       Evaluate accounting and recordkeeping procedures and practices of investment managers being considered for investment by the Fund;

(c)        Monitor accounting and recordkeeping procedures and practices of investment managers retained by the Fund;

(d)       Consult with investment managers to obtain accurate and timely performance evaluations on a monthly basis;

(e)       Prepare quarterly performance summary for the Fund;

(f)        Prepare detailed quarterly reports for Investors of the Fund;

(g)       Establish and maintain on a quarterly basis, the Investor interests in the Fund, and prepare and record all transactions, including capital commitments, capital calls, draw downs, and distributions;

(h)       Provide the Fund with an estimate of tax gains and losses and other allocations with respect to each Investor of the Fund, as of December 15 of each year and at such other times that are practicable, as may be requested by the Fund;

(i)        Consult with the auditors designated by the Fund to establish procedures for the annual audit of the Fund and prepare such reports and other information as may be requested by such auditors;

(j)        Consult with attorneys retained by the Fund to ensure compliance with the Operating Agreement;

(k)       Prepare and file the Fund’s Annual, Semi-Annual and Quarterly Reports with the SEC on Forms N-CEN, N-CSR, N-PORT and N-PX via EDGAR;

(l)        Maintain the register of Investors of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

(m)       Calculate net asset value of the Fund;

(n)       Calculate and invoice the Fund for the amount of quarterly advisory fees due from each Investor;

(o)        Calculate any carried interests due to the Special Investor and/or its affiliate for each Investor;

(p)       Arrange for the calculation of the issue prices of Interests in the Fund in accordance with the Operating Agreement;

(q)       Allocate income, expenses, gains and losses to individual Investors’ capital accounts in accordance with applicable tax laws and with the Operating Agreement;

(r)        Retain in a safe place Share Registers and transfer forms for a period of at least six years from the time of execution;

(s)        On a monthly basis (or more frequently, if deemed necessary) compare the register of Investors against the Office of Foreign Asset Control’s (“OFAC”) Watch List (as promulgated by the U.S. Treasury Department) and the U.S. Securities and Exchange Commission Watch List (as periodically updated by the SEC). If there is a match between the Investor List and OFAC’s Watch List, the Administrator shall notify the Fund, or a designee, of all account matches against such list, including information regarding the nature of the match;

(t)        Maintain and provide to the Fund current client identification profile of Investors of the Fund who are not clients of Neuberger Berman and its affiliates to the extent that the Fund has provided Administrator with subscription documents containing information necessary to create client information profiles relating to such Investors. Client identification profile information shall include Investor name, address and tax identification number; and

(u)        Coordinate processing of treasury services which shall include (i) setting up new bank accounts for the Fund, (ii) providing cash reconciliations to Fund monthly or upon request, and (iii) coordinate, execute and give third party approval for all cash movements in accordance with the Fund’s offering documents, for investors subscriptions/redemptions, manager investments subscriptions/redemptions and payment of all fees and expenses for the Fund.

(v)      N-PORT/N-CEN Services

■          With respect to Form N-PORT:

●	On a monthly basis, extract the required data from Administrator’s fund accounting system and import that data into the financial reporting system. If Administrator is not the fund accountant, a standardized file from the Fund’s fund accountant will need to be provided to Administrator.

●	Incorporate security reference and risk data, as necessary, from advisor or third-party provider approved by the advisor.

●	Review all data and provide draft of the report to the advisor for approval prior to filing.

●	On a monthly basis file Form N-PORT with the SEC by required deadline.

Each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

●	To comply with all laws, rules and regulations applicable to accessing and using Data;

●	To not extract the Data from the view-only portal;

●	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

●	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

●	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

■	With respect to Form N-CEN:

●	On an annual basis, compile and review data required to complete the form and provide, as a draft of the report to the advisor for approval prior to filing.

●	File report with the SEC by required deadline.

FEEDER FUNDS

(a)       Establish, periodically review and update the Fund’s accounting systems and internal controls;

(b)       Prepare monthly performance summary for the Fund;

(c)       Prepare detailed quarterly reports for Investors of the Fund.

(d)       Calculate on a monthly basis the interest of each Investor of the Fund;

(e)       Consult with the auditors designated by the Fund to establish procedures for the annual audit of the Fund and prepare such reports and other information as may be requested by such auditors;

(f)        Consult with attorneys retained by the Fund to ensure compliance with the Fund’s Operating Agreement;

(g)       Prepare and file the Fund’s Annual, Semi-Annual and Quarterly Reports with the SEC on Forms N-CEN, N-CSR, N-PORT and N-PX (and their successor forms) via EDGAR.

(h)        Maintain the register of Investors of the Fund and enter on such register all issues, transfers and repurchases of interests in the Fund;

(i)        Arrange for the calculation of the issue and repurchase prices of Interests in the Fund in accordance with the Fund’s Operating Agreement and confidential offering memorandum;

(j)        Allocate income, expenses, gains and losses to individual Investors’ capital accounts in accordance with applicable tax laws and with the Fund’s Operating Agreement;

(k)       Retain in a safe place Share Registers and transfer forms for a period of at least six years from the time of execution;

(l)        On a monthly basis (or more frequently, if deemed necessary) compare the register of Investors against the Office of Foreign Asset Control’s (“OFAC”) Watch List (as promulgated by the U.S. Treasury Department) and the U.S. Securities and Exchange Commission Watch List (as periodically updated by the SEC). If there is a match between the Investor List and OFAC’s Watch List, the Administrator shall notify the Fund, or a designee, of all account matches against such list, including information regarding the nature of the match;

(m)       Calculate net asset value of the Fund;

(n)        Monitor and receive subscription documents from investors.  Review subscription documents for completeness;

(o)       Maintain and provide to the Fund current client identification profile of Investors who are not clients of Neuberger Berman and its affiliates to the extent that the Fund has provided Administrator with subscription documents containing information necessary to create client information profiles relating to such Investors. Client identification profile information shall include an Investor’s name, address and tax identification number;

(p)      Prepare and file state securities qualification/notice compliance filings, with the advice of the Fund’s legal counsel, upon and in accordance with instructions from the Fund, which instructions will include the states to qualify in, the amounts of interests to initially and subsequently qualify and the warning threshold to be maintained. The Fund hereby grants to the Administrator the limited power of attorney on behalf of the Fund to sign Blue Sky forms and related documents in connection with the performance of Services under this Agreement. The Administrator shall not be required to pay any Blue Sky fees or take any related Blue Sky actions unless and until it has received the amount of such fees from the Fund; and

(q)      Perform such services for the Fund as agreed to by the parties from time to time.

(r)        N-PORT/N-CEN Services

■          With respect to Form N-PORT:

●	On a monthly basis, extract the required data from Administrator’s fund accounting system and import that data into the financial reporting system. If Administrator is not the fund accountant, a standardized file from the Fund’s fund accountant will need to be provided to Administrator.

●	Incorporate security reference and risk data, as necessary, from advisor or third-party provider approved by the advisor.

●	Review all data and provide draft of the report to the advisor for approval prior to filing.

●	On a monthly basis file Form N-PORT with the SEC by required deadline.

Each Fund hereby agrees as follows with respect to the data provided by Bloomberg in connection with Form N-PORT (“Data”):

●	To comply with all laws, rules and regulations applicable to accessing and using Data;

●	To not extract the Data from the view-only portal;

●	To not use the Data for any purpose independent of the Form N-PORT (use in risk reporting or other systems or processes);

●	To permit audits of the use of the Data by Bloomberg, its affiliates, or at your request, a mutually agreed upon third-party auditor; and

●	To exculpate Bloomberg, its affiliates and their respective suppliers from any liability or responsibility of any kind relating to your receipt or use of the Data.

■          With respect to Form N-CEN:

●	On an annual basis, compile and review data required to complete the form and provide, as a draft of the report to the advisor for approval prior to filing.

●	File report with the SEC by required deadline.

Schedule B

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

the Funds on Appendix A

and

UMB Fund Services, Inc.

Fees

[Information Omitted]

Schedule C

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

the Funds on Appendix A

and

UMB Fund Services, Inc.

■	Accounting records, including Investor Account Ledgers, Portfolio Transactions Journals, Cash Receipts and Disbursements Journal, General Ledger, Subsidiary Ledgers, Portfolio Securities Ledger, Commissions Ledger, Capital Account Ledger and Trial Balances.

■	Copies of the Fund’s Operating Agreement and minute books.

■	Investor correspondence (including e-mail communications) relating to matters required to be maintained by Section 31(a) of the 1940 Act

Appendix A

to the

Administration, Fund Accounting and Recordkeeping Agreement

by and between

the Funds on Appendix A

and

UMB Fund Services, Inc.

Funds	Jurisdiction	Master, Feeder or Holder
NB Crossroads Private Markets Fund VII Holdings LP	Delaware	Master
NB Crossroads Private Markets Fund VII LP	Delaware	Feeder
NB Crossroads Private Markets Fund VII Advisory LP	Delaware	Feeder